[LOGO OF INTEGRATED INFORMATION SYSTEMS](TM)

                                               1480 South Hohokam Drive
                                               Tempe, AZ  85281
                                               480-317-8000
                                               480-317-8779 - Investor Relations
                                               480-317-8010 - Fax
                                               www.iis.com

FOR IMMEDIATE RELEASE
----------------------

                IIS REPORTS THIRD QUARTER RESULTS AND REVIEWS ITS
                        GROWTH STRATEGY DURING A DOWNTURN

Tempe, AZ - November 7, 2001 - Integrated Information Systems, Inc. ("IIS") (NASDAQ: IISX), an innovative technology and business consultancy, today announced financial results for the third quarter ended September 30, 2001.

Results for Third Quarter Ended September 30, 2001

For the third quarter of 2001, total revenues were $6.2 million. This represents a 64 percent decrease from revenues of $17.3 million in the same period of 2000, and a 29 percent decrease from second quarter 2001 revenues of $8.7 million.

Gross margin for the third quarter of 2001 was 5 percent, compared to break-even in the second quarter of 2001, excluding the $11.3 million second quarter 2001 charge.

IIS reported a net loss of $8.8 million, or ($0.52) per share, for the third quarter of 2001. This compares to a net loss of $3.7 million, or ($0.18) per share, in the same period of 2000, and a net loss of $20.0 million, or ($1.05) per share, in the second quarter of 2001. Net loss in the second quarter of 2001, excluding the second quarter $11.3 million charge, was $8.6 million or ($0.45) per share. The company recognized $1.0 million in goodwill related to transactions with K2 Digital and STEP Technology in the third quarter of 2001.

Cash and cash equivalents as of September 30, 2001, were $13.9 million. Net decrease in cash for the third quarter was $11.8 million, compared with a decrease of $10.2 million in the second quarter of 2001. From January 1, through November 6, 2001, the company purchased a total of 4.9 million shares of its common stock pursuant to its ongoing stock repurchase programs, for a total investment of approximately $5.3 million.

Q3 Transition into Improved Performance

According to Jim Garvey, Chairman, CEO and President of IIS, "We believe it was strategically important that IIS transition our operations in the third quarter to position for growth during this market downturn. While the period loss is principally attributable to the revenue shortfall, we have carefully realigned ourselves to both survive in the present and grow in the future. Revenue decreases quarter to quarter were due to general economic conditions, which were exacerbated by the events of September 11, 2001. Our recent K2 Digital and STEP Technology transactions were not anticipated to begin producing top line results to IIS until near third quarter end. Our fourth quarter plan projects improved revenues over the third quarter."

As of September 30, 2001, Integrated Information Systems' employees numbered 356, of which 256 were billable consultants, compared to the close of second quarter with 395 employees, of which 285 were billable consultants. Cost reduction measures were continued by IIS throughout the third quarter, primarily focusing on staffing and leased facilities, which are anticipated to produce annualized savings of approximately $3.5 million. Over the quarter, the number of IIS professionals was adjusted downward to a low in mid-quarter of 302 employees, of which 208 were billable consultants, prior to the increase in personnel resulting from the K2 Digital and STEP Technology transactions. Corporate staff has also been reduced, and the remaining corporate staff is serving a larger operations base and geographic footprint.

During the third quarter of 2001, negative cash flow was principally attributable to the net operating loss, plus the repurchase of common stock and the K2 Digital and STEP Technology transaction-related costs. Under present market conditions, the IIS Board of Directors believes the acquisition and the stock repurchase programs are prudent uses of capital to secure shareholder value and to continue improving market position and bottom line.

                                    - more -

IIS Reports Third Quarter Results
November 7, 2001 - Page 2


"Our goal is to move IIS to profitable operations during the coming months," Garvey stated. "IIS ended the third quarter debt-free, and neither the K2 Digital nor the STEP Technology transactions have required capital borrowings or equity funding. Our restructure and growth initiatives have been carefully undertaken. At a point, IIS' financial strategy will return to exploring avenues to increase our availability to capital, an action that will naturally intensify, having recently reached an agreement with a superb candidate as the new IIS Chief Financial Officer, to be announced later this month."

Growth Strategy During A Downturn

As evidenced by its strategically selected acquisitions of like-minded peer consultancies in key regional and vertical markets, IIS is taking aggressive growth actions to hire the management and professionals of operations and acquire related assets of companies that can provide immediate and strong regional market and client positions along with vertical industry clients and expertise.

"IIS has an established brand and reputation which positions us as an attractive consolidation partner to firms serving the mid-market IT services arena," said Garvey. "We have been identifying well-established firms with leading competitive positions in their markets, which also maintain solid Microsoft technology strengths and track records. These companies have similar cultures to IIS, as well as a common focus on helping clients leverage technology to reduce costs, improve overall efficiency and realize technology advancements necessary to remain competitive in their respective markets."

As reported in the company's series of recent press releases, starting in late August 2001, IIS expanded its markets through three transactions. K2 Digital, a premiere digital services company based in New York City, enhances IIS' business strategy and front-end design services. STEP Technology, an established information technology firm based in Portland, Oregon, expands IIS' market presence into the Northwest and in the Intermountain region. The fourth quarter of 2001 began with a similar transaction with Inteflux, an international technology consulting firm based in Phoenix, Arizona, increasing IIS' vertical expertise in financial services, adding transportation and tradeshow/event services industry expertise, and expanding IIS' international presence to London. The third quarter transactions consisted of the retention of management and consulting personnel, the purchase of related assets, and opportunities to continue or enhance customer relationships and were paid for with cash. The Inteflux transaction in the fourth quarter was paid for with a combination of cash and stock.

"We obtained these operations under what we believe to be attractive terms," Garvey noted. "Like IIS, these companies have maintained their respective regional and vertical market positions. As we integrate these operations with IIS, we are, wherever prudently possible, eliminating redundant positions, consolidating facilities, maximizing technical expertise and managing our capacity and resources, while at the same time attempting to quickly realize the revenues generated by each of these operations."

K2 Digital Summary

     . K2 Digital provides comprehensive, integrated digital professional services, including strategic consulting, design and development of digital channels, online quantitative and usability research, and online marketing;
     . Founded in 1993, K2 Digital ranked among the fastest growing technology companies in both 1999 and 2000 by Deloitte & Touche; and
     . Clients include ABB, Bristol-Myers Squibb, ING Aetna Financial Services, Morgan Stanley, Preferred Hotels & Resorts, Silversea Cruises and WorldCom.

STEP Technology Summary
     . STEP Technology provides clients comprehensive information technology solutions including line-of-business application, supply chain integration and commerce and custom application development;
     . STEP is also nationally recognized for its software developer training curricula;
     . Founded in 1988, STEP Technology client list includes Boise Cascade, AON Corp., Oregon Realtors Multiple Listing Service, The Pepsi Center in Denver, CO, netLibrary.com, Pulse Metric, and 800.com; and
     .    Microsoft Solution Provider of the Year - PacWest District (1993 and
          2000) and PacWest District General Manager Award (1999).

IIS Reports Third Quarter Results
November 7, 2001 - Page 3

Inteflux Summary
     . Inteflux provides strategy consulting, application design and development, application management, user support, and structured application delivery through networked data centers;
     . Well-established international vertical practices in financial services, transportation and trade show/event services;
     . The company also provides a comprehensive set of Internet solutions for resale; and
     . Founded in 1997, Inteflux client list includes Financial Inc., Sterling National Bank, FINOVA Capital Corp., America West Airlines, Mesa Air Group, EuropeByAir.com, GES Exposition Services, Exhibitgroup giltspur, ShowExperience, Inc. and Reed Exhibitions Companies, PLC.

The company continues to be recognized as a technology leader both nationally and regionally. Integrated Information Systems has again been named to the 2001 Deloitte & Touche Technology Fast 500 list, which annually recognizes the fastest growing technology companies in the U.S. and Canada. IIS has also been named, once again, to the FasTech50 2001 list by The Business Journal - Phoenix, which annually recognizes Arizona technology businesses that have experienced significant growth and success in the previous year.

Integrated Information Systems, Inc. will host a conference call on Thursday, November 8, 2001, at 11:00 a.m. ET. Investors may listen to the simulcast conference call via www.vcall.com. The conference call will be accessible at this site for 90 days.


About IIS
Integrated Information Systems(TM) is an innovative technology and business consultancy providing extensive experience and insight to create a sustainable competitive edge for clients. For companies who seek measurable results from business and technology investments, IIS offers cost-conscious, productive, profit-minded solutions across the entire service value chain with single provider accountability.

Founded in 1988, IIS employs approximately 350 professionals in offices in Atlanta, Boston, Denver, Jacksonville, Las Vegas, Los Angeles, New York City, Phoenix, Portland, Oregon, Bangalore, India and London, England. Integrated Information Systems stock is traded on the NASDAQ exchange under IISX.

For more information, please visit the IIS web site at www.iis.com.
                                                       -----------

Cautionary Statement
--------------------
This press release contains forward-looking statements, including statements concerning the company's ability to achieve growth and survive current market conditions, increase revenues and achieve profitability, including through recent transactions, reduce costs, increase stockholder value through stock repurchases, transactions or otherwise, obtain financing to continue business operations or continue its transaction strategy, successfully integrate the personnel, services, products and operations of acquired operations, and respond to changing client demands and less favorable market conditions. These forward-looking statements involve a number of risks and uncertainties which could cause actual events to differ materially from those indicated by such forward-looking statements and cause the company's stock price to decline. Such factors include, without limitation, lower demand for the company's services, reductions in pricing for the company's services and products, the inability of customers to pay their invoices when due, the inability to retain and continue to serve the clients of acquired companies, the inability to coordinate and integrate the capabilities of new professional staff with the services offered by IIS, the inability to retain the consulting staff and executives of acquired companies, the inability to generate sufficient revenues to offset the costs and expenses of recent and future transactions, and the incurrence of unexpected costs, expenses and liabilities by IIS resulting from recent and future transactions, the incurrence of other unexpected expenses or charges, the expected impact of, and the ability of the company to execute, its business plan, the ability of the company to obtain new clients and retain existing clients, the company's ability to effectively utilize its personnel and reduce expenses, the company's ability to attract client relationships and key senior professionals from competitors, the potential loss of major client projects, the competitive environment in which the company operates, the continued acceptance of the company's services, the ability of the company to manage its projects effectively and the ability of the company to stay at the forefront of technological changes. Other factors identified in documents filed by IIS with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Risk Factors" in the company's Form 10-K for the year ended 12/31/00 and its form 10-Q for the periods ended 3/31/01 and 6/30/01, could negatively impact its results of operations and financial condition and cause actual results to vary from those expressed by the forward-looking statements in this press release.

                                      # # #
CONTACTS:

Jim Garvey                                     Linda Latman
Chairman, CEO & President                      Investor Relations Counsel
Integrated Information Systems, Inc.           The Equity Group Inc.
(480) 317-8997                                 (212) 836-9609
                                               llatman@equityny.com

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                      Integrated Information Systems, Inc.
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                       Three Months Ended                     Nine Months Ended
                                                          September 30,                         September 30,
                                                      2001            2000                 2001               2000
                                                   -----------     ------------        ----------         ----------

Revenues                                            $    6,172      $   17,336          $  25,264          $  43,171

Cost of revenues:
        Personnel                                        5,767           9,228             21,184             22,690
        Depreciation                                        47           1,134              2,590              1,969
        Other                                               47              -              11,353                  -
                                                   -----------     -----------         ----------         ----------

                 Total cost of revenues                  5,861          10,362             35,127             24,659
                                                   -----------     -----------         ----------         ----------

Gross profit (loss)                                        311           6,974             (9,863)            18,512
Operating expenses:
        Selling and marketing                            1,408           1,828              4,343              6,783
        General and administrative                       6,446           8,491             19,729             20,064
        Depreciation                                     1,435           1,080              3,809              2,551
                                                   -----------     -----------         ----------         ----------

                 Total operating expenses                9,289          11,399             27,881             29,398
                                                   -----------     -----------         ----------         ----------
Loss from operations                                    (8,978)         (4,425)           (37,744)           (10,886)
Interest income, net                                       207             738                801              1,715
                                                   -----------     -----------         ----------         ----------

Loss before income taxes                                (8,771)         (3,687)           (36,943)            (9,171)
Provision for income taxes                                  -               -                  -                  -
                                                   -----------     -----------         ----------         ----------

        Net loss                                    $   (8,771)     $   (3,687)         $ (36,943)         $  (9,171)
                                                   ===========     ===========         ==========         ==========

Basic and diluted loss per share                    $    (0.52)     $    (0.18)         $   (1.96)         $   (0.49)

Weighted average shares outstanding                     16,888          20,474             18,824             18,881


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                      Integrated Information Systems, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                                        September 30,             December 31,
                                                                             2001                   2000
                                                                       ---------------          ---------------
Assets

Current assets:

        Cash and cash equivalents                                       $       13,851           $       46,541
        Restricted cash                                                          2,117                       -
        Accounts receivable, net                                                 3,806                    6,572
        Income tax receivable                                                        -                      111
        Unbilled revenues on contracts                                             323                      472
        Prepaid expenses and other current assets                                  668                    3,109
                                                                       ---------------          ---------------
                Total current assets                                            20,765                   56,805

        Property and equipment, net                                             12,264                   23,647
        Goodwill                                                                   981                        -
        Other assets                                                             1,441                      872
                                                                       ---------------          ---------------

                Total assets                                            $       35,451           $       81,324
                                                                       ===============          ===============


Liabilities and Stockholders' Equity

Current liabilities:

        Accounts payable and accrued expenses                           $        5,956           $        6,494
        Current installments of capital lease obligations                        3,793                    4,322
        Deferred revenue on contracts                                              260                      449
                                                                       ---------------          ---------------
                Total current liabilities                                       10,009                   11,265

        Capital lease obligations, less current installments                     1,305                    3,909
                                                                       ---------------          ---------------
                Total liabilities                                               11,314                   15,174

Stockholders' equity                                                            24,137                   66,150
                                                                       ---------------          ---------------
                Total liabilities and stockholders' equity              $       35,451           $       81,324
                                                                       ===============          ===============